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                                AMENDMENT NO. 2
                                      TO
               DISTRIBUTION AND PRINCIPAL UNDERWRITER AGREEMENT

This amendment ("Amendment") to the Distribution and Principal Underwriter Agreement ("Agreement"), dated November 24, 2009, is made on the 7th day of December, 2015 by and between MetLife Insurance Company USA ("Insurance Company") (on behalf of itself and certain of its separate accounts (the "Separate Accounts")) and MetLife Investors Distribution Company ("Principal Underwriter" and Principal Underwriter and Insurance Company are herein sometimes referred to individually as a "party" and collectively as the "parties).

WHEREAS, Insurance Company desires to add additional Separate Accounts to Appendix A of the Agreement.

WHEREAS, Insurance Company desires to amend the Agreement to reflect the foregoing changes as of the Effective Date, and Principal Underwriter does not object to the foregoing changes.

NOW THEREFORE, in consideration of the mutual covenants and promises set forth herein and in the Agreement, the parties agree as follows:

1. The parties agree that the following amendments to the Agreement shall take effect as of the Effective Date:

    a. Appendix A to the Agreement shall be amended by adding the following Separate Accounts to the end of the list:

    MICC Separate Account SA
    MetLife of CT Separate Account MGA
    MetLife of CT Separate Account MGA II
    MetLife of CT Separate Account Eight

This Amendment may be executed in two or more counter-parts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. The facsimile signature of any party to this Amendment shall constitute the valid and binding execution hereof by such party.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their duly authorized representatives as of the date first written above.

MetLife Insurance Company USA         MetLife Investors Distribution
                                      Company

By:                                   By:

Printed Name: Gregory E. Illson       Printed Name: Donald Leintz
Title: Vice President                 Title: Vice President